Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of TriCo Bancshares of our report dated March 13, 2018, relating to the consolidated financial statements of FNB Bancorp and subsidiary as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Sacramento, California

March 21, 2018